Exhibit 10.43

August 27, 2007

Mr. Stephen M. McCarthy

Re:    Agreement and General Release

Dear Steve,

This Letter Agreement, including the General Release contained in Attachment A (collectively, the “Agreement”), confirms our understanding concerning your retirement from Tellabs, Inc. and any and all of its subsidiaries (hereinafter collectively referred to as “Tellabs”). The parties are entering into this Agreement as a final and complete resolution of all matters relating to your employment at Tellabs. In consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid any dispute, it is agreed by and between the parties as follows:

1.	We mutually agree that you are voluntarily retiring from Tellabs as Executive Vice President Global Sales & Services, Tellabs, Inc., effective December 28, 2007 (Retirement Date). Tellabs has agreed that your last day of work will be August 22, 2007 and you have agreed that you are resigning your officer positions with Tellabs effective August 22, 2007. You will remain on payroll through the Retirement Date and may be called upon during this time to assist the Company transition your duties and responsibilities.

2.	Tellabs will provide you with a total lump sum payment of $344,500.00 (the equivalent of your annual base salary) subject to appropriate taxes and withholdings which will be deducted from this payment. The lump sum payment will be made on December 28, 2007, so long as you have delivered an executed copy of this Agreement to Tellabs and not exercised your right of revocation as described in paragraph 17 below.

3.	The value of any earned but not taken vacation time as of your Retirement Date will be paid in a lump sum after your Retirement Date.

4.

Provided you execute and do not revoke the Agreement, you will be credited with additional service for the purpose of determining your benefits under the Tellabs Stock Option Plan. Pursuant to the Tellabs Stock Option Plan, 50% of your

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unvested equity (RSU’s and stock options) will vest as of the Retirement Date and you will have 3 years to exercise all of your vested options, or until the original option expiration date, whichever is earlier. No PSU’s will vest. You will, however, continue to remain bound by all laws relating to transactions involving company stock, including but not limited to laws prohibiting the sale of stock while in the possession of material non-public inside information. In the event of any conflict between this paragraph and the provisions of the Tellabs Stock Option Plan, the terms of the Tellabs Stock Option Plan shall govern; provided, however, that nothing in the Tellabs Stock Option Plan shall be construed to conflict with the credit of additional service for purposes of vesting 50% of your unvested equity.

5.	You will cease to be eligible for any Tellabs benefits (other than those specifically described herein) as of the Retirement Date. Provided you execute and do not revoke the Agreement, you will treated for the purpose of determining your eligibility and benefits under the Tellabs Retiree Medical Plan, as accumulating 70 points. Based on this status, you understand that you have the following options: (a) You have met the eligibility requirements for and may therefore enroll in the Retiree Medical Plan. Information regarding this plan will be sent to you by the Benefits Department under separate cover. You must complete the enrollment form and return it to Deb Ragusa within 31 days of your Retirement Date to enroll in the Plan. (b) You may elect, in accordance with the federal statute (COBRA), to continue your medical, dental and/or vision benefits for up to 18 months following your Retirement Date. You have the option of enrolling in the Retiree Medical Plan for your medical benefits and, enrolling in dental and/or vision through COBRA. If you choose to enroll in medical benefits through COBRA rather than Retiree Medical, you will not be eligible to enroll in the Retiree Medical Plan at a later date. Tellabs will pay the cost of Retiree Medical for you through December 31, 2008. Cost associated with continuation of coverage after December 31, 2008 and for all dental and/or vision coverage will be your responsibility. Please contact Deb Ragusa, Manager, Benefits, for information on the COBRA and Retiree Medical Plans.

6.	Your Tellabs Advantage Program vesting will be calculated based on your Retirement Date.

7.	You are required to submit a final expense report, settle any company advances, and return all Tellabs property, including credit cards and files, prior to September 7, 2007.

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8.	You have agreed that you will not criticize or in any way disparage Tellabs, its subsidiaries and any of their officers, directors, employees or agents. Tellabs agrees that it will comply with company guidelines regarding standard references.

9.	You agree to continue to be bound by the terms of the Confidentiality Agreement and Intellectual Property Agreement signed by you during your employment with Tellabs. You agree to keep all company proprietary information confidential.

10.	You acknowledge that the benefits provided in this Agreement exceed the benefits you would normally receive and that those extra benefits are provided by Tellabs in exchange for you agreeing to the terms and conditions of this Agreement, including the General Release contained in Attachment A.

11.	You agree that without written consent of Tellabs, you will not disclose, disseminate or publicize or cause or permit to be disclosed, disseminated or publicized, any of the terms of this Agreement or the fact that you have entered into this Agreement to any person, corporation, association, governmental agency or other entity other than your legal counsel, accountants, immediate family members and bona fide potential employers and except as required by law and as necessary to enforce the terms of this Agreement. You agree that any such legal counsel, accountants, family members and/or bona fide potential employers shall be bound by this confidentiality provision.

12.	You agree to cooperate with Tellabs in any current or future litigation or potential litigation or other legal matters in any reasonable manner as Tellabs may request, including but not limited to meeting with and fully and truthfully answering the questions of Tellabs or its representatives or agents, and testifying and preparing to testify at any deposition or trial, subject to reimbursement for reasonable expenses incurred as a result of such cooperation.

13.	You agree that for a period of twelve months following the Retirement Date, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity,

(i)	perform any services or acts for yourself or any person or entity who is in competition with any business, services or products being offered for sale or produced by Tellabs or of any of its subsidiaries (including but not limited to, data, voice or video transport, switching/routing, network access system and/or voice quality enhancement products or solutions to service providers or end users);

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(ii)	own an interest in participate in or be connected as an owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise, with or without compensation, any corporation, partnership, proprietorship, firm, association, person, or other entity producing, providing, or soliciting business which directly or indirectly competes with the services and business of Tellabs or any subsidiary;

(iii)	solicit for employment, or employ or retain, any person who was employed by Tellabs or any of its subsidiaries (other than persons employed in a clerical or other non-professional position) within the twelve-month period preceding the date of such hiring; or

(iv)	call upon or solicit any entity which, as of the Retirement Date, is or during the preceding twelve months was, a customer of Tellabs or its subsidiaries, or any entity which was not such a customer but with respect to which Tellabs or its subsidiaries has within the twelve months preceding the Retirement Date, made a proposal for such entity to become a customer, for the purpose of providing products or services (including but not limited to data, voice or video transport, switching/routing, network access system and/or voice quality enhancement products or solutions).

Nothing in subparagraph (ii) above, will prohibit you from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle you to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

Nothing contained in this paragraph 13 shall invalidate or affect any non-disclosure, assignment of intellectual property, non-competition, non-solicitation or other similar covenant or agreement that currently exists between you and Tellabs or a subsidiary and any such covenants and agreements shall continue in full force and effect.

You agree that the protective covenants set forth in this paragraph 13 are reasonable and necessary to protect the legal interests of Tellabs. You further agree that in addition to any other remedies Tellabs may have, Tellabs shall be entitled to injunctive relief in the event of any actual or threatened breach of such covenants.

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14.	You acknowledge and agree that no promises or representations were made which do not appear written herein and that this Agreement contains the entire agreement of the parties as to the subject matter hereof. The Executive Continuity and Protection Program is expressly superseded by this Agreement and will no longer have any force or effect and will be null and void after the effective date of this Agreement.

15.	The internal law (and not the law of conflicts) of the State of Illinois will govern all questions concerning the construction, validity, and interpretation of this Agreement. In the event that part or all of this Agreement or the attached General Release is found to be invalid, you recognize that Tellabs shall have the right to discontinue any payments made in accordance with the Agreement and to seek repayment of any and all amounts paid to you hereunder, in addition to any other amounts to which Tellabs may be entitled as a matter of law.

16.	Notwithstanding any provision herein to the contrary, you agree that all benefits and payments described herein will cease if you become employed by Tellabs or any of its affiliates while you are still entitled to any such benefits or payments.

17.	You are being provided with twenty-one days to consider the terms and conditions of this Agreement, including the General Release contained in Attachment A. You will have seven days following the execution of this Agreement to revoke this Agreement. The Agreement shall not become effective or enforceable until the revocation period has expired. If you choose to revoke your signature, you must do so in writing and deliver it to the attention of Linda Pfluger, Director Human Resources, One Tellabs Center, 1415 West Diehl Road, MS 16, Naperville, IL 60563, no later than 5:00 PM (CST) on the seventh day after signing the Agreement and General Release.

18.	You acknowledge that you have thoroughly read and understand all of the provisions of this Agreement (including the General Release contained in Attachment A), that you have been advised to consult with an attorney prior to signing this Agreement, and that you are signing this Agreement knowingly and voluntarily.

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Sincerely,

/s/ James M. Sheehan
James M. Sheehan	Date
EVP and General Counsel, Tellabs, Inc

AGREED:

/s/ Stephen M. McCarthy
Stephen M. McCarthy	Date

The undersigned certifies that Stephen M. McCarthy appeared before me and signed this document and verified that he signed this document voluntarily.

Witness	Date

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Attachment A

GENERAL RELEASE

THIS AGREEMENT CONTAINS A GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY

READ CAREFULLY BEFORE YOU SIGN!

I acknowledge that the benefits provided in the Agreement dated August 27, 2007 exceed the benefits I would normally receive and that those extra benefits are provided by Tellabs in exchange for my signing the Agreement, including this General Release.

In consideration for the benefits I will receive, I agree to release Tellabs, Inc., its affiliated companies and their officers, directors, agents and employees from any claims or actions of any kind, arising on or before the effective date of the Agreement, that I might have against them regarding or relating in any way to my employment with Tellabs or the termination of that employment. I understand that this release applies to all claims and actions I might have for wrongful discharge, breach of contract, violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination Employment Act of 1967 (as amended by various congressional enactments, including the Older Workers Benefit Protection Act of 1990), and any and all claims under any other statute, regulation, Executive Order, Ordinance, or common law, and all other claims and actions related to my employment with Tellabs or the termination of that employment.

I represent that I have not filed any complaints, claims or actions against Tellabs with any state, federal or local agency or court and that I will not do so at any time hereafter, except as provided in the last sentence of the preceding paragraph. Provided, nothing in this Agreement shall be construed to prohibit me from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC.

I acknowledge that I have been advised to consult with an attorney prior to signing this Agreement, including this General Release, and that I have been provided at least 21 days in which to consider the terms of the Agreement and this General Release. Once I have signed the Agreement and this General Release, I understand that I shall have until 7 days after the execution date to revoke my agreement to the terms of the Agreement and this General Release (the “Revocation Period”). In the event that I elect to revoke within the Revocation Period, I will return this Agreement to Linda Pfluger, Director, Human Resources, Tellabs, 1415 W. Diehl Road,

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MS16, Naperville, Illinois, along with my decision in writing to revoke the Agreement. I understand that the Agreement, including this General Release, will become effective after the Revocation Period has expired, provided I have not revoked my agreement.

I acknowledge that I have read the Agreement, including this General Release, and that I have full knowledge and understanding of the terms and conditions contained in the Agreement and General Release, and that I am signing them voluntarily.

/s/ Stephen M. McCarthy
Stephen M. McCarthy	Date

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